As filed with the United States Securities and Exchange Commission on May 20, 2010

Registration No. 333-150231

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

Registration Statement Under The Securities Act of 1933

DYNAMIC MATERIALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-0608431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado 80301

(303) 665-5700

(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)

Richard A. Santa

Senior Vice President and Chief Financial Officer

5405 Spine Road
Boulder, Colorado 80301

(303) 665-5700

(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

Garth B. Jensen, Esq.

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203

(303) 861-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered (1)	Aggregate Offering Price (1)	Registration Fee
Dynamic Materials Corporation
Common Stock, par value $0.05 per share	$25,000,000	$1,783
Preferred Stock, par value $0.05 per share

(1) Calculated pursuant to Rule 457(o) under the Securities Act. There is being registered hereunder an indeterminate number of shares of common stock and an indeterminate number of shares of preferred stock of the registrant as may be sold from time to time by the registrant. Includes shares of common stock into which certain series of preferred stock may be converted and for which no separate consideration will be received. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock . The aggregate offering price for all shares of common stock that the registrant may sell from time to time pursuant to this registration statement will not exceed $25,000,000. The aggregate amount of the registrant’s common stock and preferred stock registered hereunder that may be sold in “at the market” offerings for the account of the registrant is limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended.

PROSPECTUS

$25,000,000

DYNAMIC MATERIALS CORPORATION

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•                  shares of our common stock; and

•                  shares of our preferred stock.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Our common stock, par value $0.05 per share, trades on the Nasdaq National Market under the symbol “BOOM.”  We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2010

DYNAMIC MATERIALS CORPORATION

Dynamic Materials Corporation, or DMC, is a leading provider of explosion-welded clad metal plates. Explosion-weld cladding uses an explosive charge to bond together plates of different metals that do not bond easily with traditional welding techniques.  We also provide products used in oil and gas fields for exploration and recovery of oil and gas. These products relate primarily to oil and gas well perforation which is a process of punching holes in the casing of a well to enable easier and more precise recovery of oil or gas from a targeted formation.

Our principal executive offices are at 5405 Spine Road, Boulder, Colorado 80301 and our telephone number is (303) 665-5700.  Additional information about us can be obtained on the investor relations section of our website.  Our website is www.dynamicmaterials.com, although the information on our website is not incorporated into this prospectus.

You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for general corporate purposes. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

DMC has authorized 25,000,000 shares of common stock. At April 29, 2010, we had 12,959,663 shares outstanding.

DESCRIPTION OF PREFERRED STOCK

DMC has authorized 4,000,000 shares of preferred stock, none of which were outstanding as of April 29, 2010. Shares of preferred stock may be issued in one or more series, as authorized by our board of directors with any rights and restrictions that are specified by our board of directors and permitted by Delaware law. When our board of directors specifies the terms of the preferred stock, the terms will be set forth in a certificate of designations to be filed with the secretary of state of Delaware.

LEGAL MATTERS

The validity of the common stock and the preferred stock will be passed on for DMC by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Dynamic Materials Corporation appearing in Dynamic Materials Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedules appearing therein), and the effectiveness of Dynamic Materials Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and

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Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.  The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like DMC, that file electronically with the SEC. The address of that site is http://www.sec.gov.  Our SEC filings are also available through The Nasdaq Stock Market, on which our common stock is listed, at 100 Liberty Plaza, 165 Broadway, New York, NY 10006.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2009
Quarterly Report on Form 10-Q	Quarter ended March 31, 2010
Current Report on Form 8-K	Filed January 15, 2010

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.  SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Dynamic Materials Corporation
Attn: Investor Relations
5405 Spine Road
Boulder, Colorado 80301
(303) 665-5700

Additional information about us can be obtained on the investor relations section of our website.  Our website is www.dynamicmaterials.com, although the information on our website is not incorporated into this prospectus.

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We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should keep in mind that such information has not been authorized and may therefore not be accurate. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

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$25,000,000

Dynamic Materials Corporation

The following are types of securities that we may offer and sell under this prospectus:

•                  common stock; and

•                  preferred stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by DMC in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. DMC will bear all of such expenses.  All the amounts shown are estimates, except the registration fee.

Registration Fee	$1,783
Fees and expenses of accountants	10,000
Fees and expenses of counsel to DMC	10,000
Printing and engraving	1,000
Miscellaneous	2,217
Total	$25,000

Item 16.  Exhibits.

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
4.1		Certificate of Incorporation of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004).
4.2		Bylaws of the Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004).
4.3		Form of Certificate representing shares of Common Stock of the Company (incorporated by reference from the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997).
5.1		Opinion of Holme Roberts & Owen LLP.
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).
24.1	**	Powers of Attorney.

*                      DMC will file any underwriting agreement that it may enter into as an exhibit to a Current Report on Form 8-K which is incorporated by reference into this registration statement.

**               Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 20th day of May, 2010.

DYNAMIC MATERIALS CORPORATION

By:	/s/ Richard A. Santa
Richard A. Santa
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Title	Date

*
Yvon Pierre Cariou	President and Chief Executive Officer	May 20, 2010
(Principal Executive Officer)

Richard A. Santa	Senior Vice President and Chief Financial Officer	May 20, 2010
(Principal Financial and Accounting Officer)

*
Dean K. Allen	Chairman and Director	May 20, 2010

*
Richard P. Graff	Director	May 20, 2010

*
Bernard Hueber	Director	May 20, 2010

*
Gerard Munera	Director	May 20, 2010

*
Rolf Rospek	Director	May 20, 2010

* By:	/s/ Richard A. Santa
Richard A. Santa, attorney-in-fact

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